Exhibit 21.1

SUBSIDIAIRES OF LIANHE SOWELL INTERNATIONAL GROUP LTD

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Lianhe Sowell International Holding Group Limited	British Virgin Islands	July 18, 2023	100%
Lianhe Sowell International Group Limited	Hong Kong	August 11, 2023	100%
Lianhe Sowell International Holdings (Hangzhou) Co., Ltd (previously known as Lianhe Sowell Enterprise Management (Shanwei) Co., Ltd)	PRC	October 26, 2023	100%
Lianhe Sowell International Holdings (Shenzhen) Co., Ltd	PRC	August 6, 2024	100%
Lianhe Sowell Precision Machine (Hangzhou) Co., Ltd	PRC	December 30, 2024	100%
Shenzhen Sowell Technology Development Co., Ltd.	PRC	April 6, 2007	100%
Lianhe Sowell Precision Machine (Shenzhen) Co., Ltd.	PRC	August 26, 2024	83%
Wuxi Sowell Information Technology Co., Ltd.	PRC	November 23, 2021	100%
Suzhou Sowell Vision Technology Co., Ltd.	PRC	August 24, 2022	100%
Shenzhen Sowell Digital Energy Technology Co., Ltd.	PRC	October 15, 2021	80%
Shenzhen Aiyin Digital Technology Co., Ltd.	PRC	July 5, 2022	51%
Hezhi Rongtong (Shenzhen) Technology Co., Ltd.	PRC	August 13, 2021	51%
Anhui Lianhe Sowell Technology Co., Ltd	PRC	October 10, 2024	100%